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                                                                     EXHIBIT 5.1
                               OPINION OF COUNSEL


                               September 17, 1997


FARO Technologies, Inc.
125 Technology Park
Lake Mary, FL  32746

Ladies and Gentlemen:


         This firm has acted as counsel to FARO Technologies, Inc., a Florida corporation (the "Company"), in connection with its Registration Statement on Form S-1 (File No. 333-32983) relating to the sale by the Company and certain selling shareholders (the "Selling Shareholders") of up to 2,800,000 of the Company's common stock, $.001 par value (the "Shares") and the sale by the Company of 100,000 Common Stock Warrants, no par value (the "Warrants").



         For purposes of rendering this opinion, we have examined and relied upon the original or a copy, certified to our satisfaction, of (1) the Articles of Incorporation and Bylaws of the Company, (2) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Shares, the Warrants and related matters, (3) the Registration Statement and exhibits thereto, and (4) such other documents and instruments as we have deemed necessary or appropriate to render the opinions expressed in this letter. In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of all such copies.



         Based upon the foregoing examination, we are of the opinion that (1) the Shares to be sold by the Company pursuant to the Registration Statement have been duly and validly authorized and, when issued and delivered in accordance with the Underwriting Agreement (a form of which has been filed as Exhibit 1.1 to the Registration Statement), will be validly issued, fully paid and nonassessable, (2) the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly and validly authorized and issued and are fully paid and nonassessable, (3) the Warrants to be sold by the Company pursuant to the Registration Statement have been duly and validly authorized, and when executed and delivered in accordance with the terms of the Underwriting Agreement, will be duly authorized, executed and delivered by the Company and will constitute the valid and binding obligations of the Company, enforceable in accordance with their terms and (4) the Shares of Common Stock issuable upon exercise of the Warrants, when exercised in accordance with their terms, will be validly issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. Nothing in this letter shall be construed to cause us to be considered "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            Foley & Lardner